Exhibit 99.1

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Co-Founder, Chairman, President and Chief Executive Officer

Dr. Gregory Sorensen, Co-Founder and Chief Executive Officer, DeepHealth, and President AI Division, RadNet. Inc.

Mark-Jan Harte, Co-Founder and Chief Executive Officer, Aidence B.V.

Arthur Post Uiterweer, Chief Executive Officer, Quantib B.V.

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

Sarah James, Barclays

Mitra Ramgopal, Sidoti & Co., LLC

P R E S E N T A T I O N

Operator

Good day, everyone, and welcome to today’s call to discuss RadNet’s recently announced acquisitions of Aidence and Quantib, and RadNet’s strategy for artificial intelligence.

As a reminder, today’s conference is being recorded.

At this time, I’d like to turn the call over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. Please go ahead, sir.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss our recently announced artificial intelligence acquisitions and our AI strategy.

Participants in today’s call include Dr. Howard Berger, RadNet’s Chairman and Chief Executive Officer, Dr. Greg Sorensen, CEO and Co-Founder of DeepHealth and President of RadNet’s AI efforts, Mark-Jan Harte, Co-Founder and CEO of Aidence, and Arthur Post Uiterweer, CEO of Quantib.

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Before we begin, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. Today’s prepared remarks and discussion contain forward-looking statements within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections and anticipated future conditions, events and trends.

Forward-looking statements in this discussion include, among others, statements or inferences we make regarding: whether Quantib’s and Aidence’s existing or any future products will receive European CE and U.S. FDA 510(k) clearance or other regulatory clearance and/or approval necessary for commercialization; whether Aidence’s and Quantib’s existing and any future solutions will prove effective and whether RadNet’s development and deployment of AI solutions will prove effective for improving the care and health of patients; expected market acceptance for Aidence’s and Quantib’s products and the willingness of customers to use or continue to use Aidence and Quantib products in the future; Aidence’s, Quantib’s and RadNet’s ability to develop, maintain and increase their market positions in a competitive environment; and economic benefits and cost savings anticipated to be derived from AI products and solutions, as well as the anticipated importance of and impact of AI solutions to RadNet’s future business operations.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated or implied in the forward-looking statements include those factors identified in the Annual Report on Form 10-K, Quarterly Report on Form on 10-Q, and other reports that RadNet, Inc. files from time to time with the Securities and Exchange Commission.

Any forward-looking statement contained in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we make from time to time, whether as a result of change of circumstances, new information, future developments, or otherwise, except as required by applicable law.

With that, I’d like to turn the call over to Dr. Berger, who will make some opening remarks.

Dr. Howard Berger

Thank you, Mark, and welcome, everyone.

Today, I would like to describe to you not only the rational behind the recent announcement, Monday this week, in the acquisition of two additional artificial intelligence companies, but also expand on what the potential overarching opportunities are for this investment. Monday’s announcement marks a seminal event for RadNet, and perhaps imaging, but not limited to just the specialty of radiology imaging, but perhaps also for the healthcare market. Artificial intelligence has been a term that has been used for quite some period of time and it has yet to develop a coherent strategy.

Today’s conference call is an attempt to explain some of the factors which led RadNet to make this investment, and my remarks will focused on three themes that I would like to expand on: number one, consolidation of artificial intelligence around cancer screening; number two, technological advances in equipment; and, number three, response to the needs for these tools heightened by the recent pandemic.

Let me start with the first, and perhaps the most important. When RadNet first made is entrance into the artificial intelligence world almost two years ago with its acquisition of DeepHealth and the leadership of Dr. Gregory Sorensen, who heads that division, we have, for the last several quarters, been talking about expanding screening tools for cancer.

Our first entrance into this market was out of our own needs internally for RadNet, given the fact that RadNet does almost 1.6 million mammograms a year, which represents about 4% of the entire U.S. market, and which we felt was a good investment that would improve both diagnostic accuracy, as well as earlier detection of breast cancer. Since that time, we have been diligently searching for other partners whose products and whose strategy would complement that of DeepHealth and breast cancer screening. We were fortunate to find two such companies, both in the Netherlands, which have been doing artificial intelligence work, primarily around Quantib’s efforts in prostate cancer and Aidence’s efforts primarily in lung cancer.

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I’m pleased to report that after our own extensive due diligence, we believe that combining these two best-of-breed companies for these two cancer screening tools, along with DeepHealth in breast cancer, gives us the platform to start a more focused strategy on cancer screening not just as a diagnostic tool, but for population health, much similar to what has already been established for the use of mammography in breast cancer and which is now something that women do on an annual or biannual basis as part of their routine health and wellness. (Audio interference) efforts in the way of prostate and lung cancer are here today and need to be availed. With what we will do internally with these three outstanding teams, meaning DeepHealth, Quantib and Aidence, is internally develop our own colon cancer AI screening tools.

Putting the four of those cancers together, we believe that the screening for almost 70% of all cancers—solid tumor cancers, that is—can be detectable earlier with not only artificial intelligence, but new technological advances in equipment. We believe that the opportunity for this is not limited to RadNet, but limited to payors, health systems and to governmental agencies that formulate public health policy, and that all of these at some point in time should be tools that, much like mammography for breast cancer, can be accessed directly and routinely by the general public.

The second tenet that I believe is important here is that this is only possible because of additional advances that have occurred, principally, in the last five years, on the equipment side. In mammography, we’ve had advances for digital imaging, as well as better resolution on detectors that allow every radiologist to see the cancers earlier, and with CT scanning and MRI scanning, the recent advances have allowed for greater flexibility in the patient experience by significantly shortening scanning times, primarily in MRI, which now makes the adoption of artificial intelligence and screening tools more accessible and at a lower cost, and I can’t emphasize enough how important that is in marrying the artificial intelligence, which is the reading part, with the technological advances in the equipment which actually performs the scan.

The third, and maybe even the most important part that I want to emphasize here, is that the response by us and the equipment is magnified by what the pandemic itself has exposed in the way of challenges to make certain that as these tools become adopted that we can accommodate the needs of the public to provide these invaluable tools, and I’m particularly referring to the staffing shortages, whether it’s on the professional side or on the technological side, that I believe are a fact of life that we will be living for the foreseeable future. The tools that we’re developing, and, hopefully, that others are working on, will allow the access to equipment and the reliability of these tools to be formed with less dependency on the staffing that traditionally has been necessary to produce these images and their reports.

This is a critical juncture for society, in general, to make cancer screening a reality. The potential implication of the volumes and demand for these procedures will become self-evident, and much like the impact that artificial intelligence and mammography have already begun to have on breast cancer in earlier detection, which both reduces morbidity and mortality, will become even more obvious with the other three major cancers that RadNet will be focused on, lung, prostate and soon to be developed, hopefully, colon cancer.

The opportunity here that lies ahead of RadNet and the challenges that come therewith are important not for just RadNet as a company, but I believe a response, perhaps, uniquely by a company that can merge the extensive resources that we have within our imaging centers and the data that we own to help facilitate the development of expanding AI tools in the cancer screening market.

I should add, and parenthetically acknowledge, that the tools that we will use both for artificial intelligence and the equipment to produce the images and the procedures that we do have other potential implications. Given the fact that the areas that we scan provide information regarding anatomical and physiological aspects of an individual’s health and wellbeing, the implications for using cancer screening as a tool to look at other potential diseases, such as diabetes, cardiovascular, and other more chronic diseases, should not be overlooked. That information is on the scans that we produce and it generally in the past has never been accessed, but I read articles regularly about how various artificial intelligence developers are looking at ways that all of this information can be used to help both the clinicians, the payors and governments look to manage the health and wellbeing of their populations. So, the implications of this are extensive.

We’re excited to welcome both the Aidence and Quantib members to the RadNet family, and, combining that with DeepHealth, we not only are the largest artificial intelligence company within radiology, but I think, clearly, the best with this enormous talent that we’ve brought together.

With that, I’d like just to introduce you to Dr. Sorensen and the leaders, Arthur and Mark-Jan from DeepHealth, Aidence and Quantib, to make a brief opening introduction. Hopefully, you’ll be hearing from them, in addition to other RadNet conferences, on a regular basis. So, Greg, perhaps if you can start with your comment, and then turn it over, and we’re ready for that.

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Dr. Gregory Sorensen

Fantastic. Thanks very much.

I’d like to just expand briefly on Dr. Berger’s comments about why cancer screening with AI is the highest impact and most valuable area of focus for us today. It’s just simply our best opportunity to have the biggest impact. There’s both a medical reason and a machine learning, or AI, reason for this, and I’d like to explain both.

On the medical front, there’s very clear evidence that detecting cancers early, before they spread, saves lives and reduces costs. Because cancers are almost always more treatable at lower cost when we find them before the cancer has spread through the body, advisory bodies in the U.S. and around the world recommend cancer screening. In the U.S., this includes a recommendation to screen for breast cancer with mammography, for lung cancer with SP scans of the chest, and colon cancer, also with CT scans, and screening is extremely effective. In the lung, for example, the survival benefit from screening far outweighs any survival benefit from chemotherapy, or even new immunotherapies, and it’s much less expensive. In short, screening is a major public health benefit and it impacts tens of billions of people in our country and in our markets.

On the AI front, modern machine learning techniques are very powerful at learning, but mainly at learning what they’ve been taught; that is, what the computer’s actually seen examples of before. Modern AI is not as powerful at extrapolating. It best learns from examples. In screening for cancer, or imaging, we get literally millions of examples, and so the algorithms can really learn well. We’ve shown that in some domains the algorithm can actually do better than human experts at certain image recognition tasks. So, put succinctly, large-scale screening is a great match for modern AI.

So, when you put the medical value proposition of screening together with the fact that machine learning is best suited for tasks with millions of examples, it just becomes very clear that cancer screening is where our real opportunity lies, and since, of course, at RadNet, we do literally millions of screening exams a year already, we’re well positioned not only to develop these tools, but also to implement these tools that will have a positive financial impact on our business, and, more importantly, a positive health impact on our patients, as we roll these technologies out.

Those are my opening comments. I’d like to now turn it over to Mark-Jan Harte from Aidence to offer his comments, and then hear from Arthur. Take it away, Mark-Jan.

Mark-Jan Harte

Thanks very much, Greg.

So, from my side, Aidence has been focused on the early detection of lung cancer since we founded it in 2015, and, as with many cancers, but especially lung cancer, the survival rate increases dramatically with early detection, as Greg referred to earlier, as well. This is why the U.S. is reimbursing lung cancer screening, and also why the NHS in the United Kingdom is at the moment running large-scale screening programs for the at-risk population, with the intention of scaling this up to a national level. Many other countries in Europe are following the same path, because they see the same benefits. Aidence’s strategy is be the partner of choice for all of these programs, and, of course, partnering up with RadNet provides us with a huge opportunity to increase our ability to do that.

Furthermore, the treatment of lung cancer with powerful therapies is advancing quickly, with companies like AstraZeneca, for example, obtaining approval for early-stage treatment with their drug Tagrisso, and since it is crucial to identify the eligible patients early for that treatment, Aidence is a very attractive partner to pharma companies that already have or are planning to bring such early-stage drugs to the market. That was illustrated very well by the collaboration agreement that Aidence has signed with AstraZeneca in July 2021.

So, with that, I would like to turn it to Arthur Post Uiterweer from Quantib.

Arthur Post Uiterweer

Thank you, Mark-Jan. Let me talk a little bit about Quantib, and thanks, everyone, for giving me some time here.

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Quantib chose to focus on MRI prostate as our second clinical application, because of three main reasons: it’s a high-growth procedure, there is a big time cadence potential there, and there is big potential for quality improvements.

The high growth is underpinned by medical associations making MRI a standard procedure prior to every biopsy, causing a at 5x growth in this domain.

Reading these exams is very time-consuming, about 20 minutes per patient, while AI has the potential to reduce this to about three minutes.

Lastly, we observe a large variability in the reading quality between radiologists, which is largely solvable with AI tools.

Quantib has created and received CE and FDA clearance for our MRI prostate solution, with our first users seeing, indeed, enormous time savings, as well as improved consistency in performance. We now bring this product to RadNet to further improve it, using vastly more data that we now have available. This will positively impact the RadNet users, as well as our users outside of RadNet, and we are very pleased to be part of this big team and really boost our impact on the market.

Thank you for allowing me to make some comments, and I’ll pass it back on to Dr. Sorensen.

Mark Stolper

Thank you. Operator, it’s Mark Stolper. I think we’re ready to begin the question-and-answer portion of today’s call.

Operator

Thank you. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll take our first caller from Brian Tanquilut with Jefferies.

Brian Tanquilut

Hey, good morning, guys, and congratulations to everyone. I guess just a couple of questions for me. Dr. Berger talked about the opportunity here in expanding testing for the different hard tumor cancers. So, how are you thinking, Mark, or maybe Dr. Berger, in terms of commercialising this, right? I mean, what are those conversations like with the payors and how are they thinking about driving increased screening among their patient populations using the tools that you’re offering them?

Dr. Howard Berger

Good morning, Brian. It’s Howard.

Brian Tanquilut

Good morning.

Dr. Howard Berger

I think the conversations that have already begun will certainly get amplified as a result of the announcements this week. I believe at every level, whether it’s payors who we’re already talking about these tools, or even governments that have a national health program who we’ve already begun discussions, or discussions and relationships are already in place with both Aidence and Quantib, I think that the opportunity is obviously not just nationally, as RadNet has been focused since its inception, but also on an international and a global basis.

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Part of what needs to be understood and adopted is to create these cancer screening tools that become part of public health policy, much as it has already begun, as Mark-Jan pointed out, in the U.S. with lung cancer screening, and as has begun and talks are ratcheting up, in many of the European countries, I do want to point out that even though lung cancer screening in the U.S. has been approved for reimbursement, only perhaps 10% of the people who buy risk assessment qualify for lung CT screening are currently accessing the opportunity here. Part of the problem is that it hasn’t, as yet, been made easy enough for people to access this without going through substantial referrals for the procedure, as well as authorization. In order to make these tools more effective and universal, health plans and governments are going to have to make it a part of their health plan policies and adopt this into their reimbursement or their coverage, much as they have with mammography or breast cancer screening.

So, that’s the challenge that’s in front of not just RadNet, but the marketplace as a whole, and how do not only adopt these tools, but then improve compliance, so that people understand the value that this can play. Hopefully, what we’ll be able to do is develop other tools, along with the screening that might give information, as I alluded to earlier, about other aspects of a patient’s wellbeing, and earlier detection of non-cancer diseases, as well as how do you evolve the plan design to help encourage the compliance. Part of that problem, again, is demonstrated by mammography, which is estimated that only 50%, or slightly more, of all the women who qualify for mammography are getting it on an annual or biannual basis. So, part of what we’ll be talking about with health plans and governments is how do we get the compliance where these tools that are potential lifesaving are better understood and utilized by the public.

One of the attractions for the Quantib and Aidence acquisitions was that they are rooted, obviously, in Europe, specifically, the Netherlands, and most of the European countries have a national healthcare program. So, to the extent that we can speak directly with the public health officials and the leadership in the healthcare systems in Europe, and they adopt these programs, we’re essentially bringing in 85% to 90% of the population under these kind of opportunities. That, indeed, in and of itself, represents a far different opportunity than here in the United States, where the Medicare or CMS covers maybe 20% of the population and we have to speak individually with all of the other commercial payors in order for each of them to adopt this.

There will be a multi-pronged attack on these efforts, which both Aidence and Quantib have already established significant commercialization opportunities that will not only facilitate further discussion as we add mammography, and eventually colon cancer screening, to our tools for Europe, but also as we further adopt these and implement it into our centers and other centers across the country.

I want to point out that it’s important to remember that RadNet has extensive joint ventures with some of the largest healthcare systems in the country and the adoption of these tools will be greatly facilitated by those relationships that we have, not only for the centers which are part of our joint ventures, but all of these systems have other hospitals that RadNet currently doesn’t have more specific relationships with. So, putting all of these tools together, and a full-court press, if you will, is a commitment that RadNet is making to rolling these out.

Brian Tanquilut

No, that makes a lot of sense, and I guess my follow-up, Mark, as I think about the capital requirements for these businesses going forward, any color you can share with us on that?

Mark Stolper

Sure, Brian. DeepHealth, as you’re probably aware, is running at a loss. In 2020 and 2021, those are losses are embedded in the financial results that we’ve been reporting each quarter. The acquisitions of Aidence and Quantib will increase that loss, and when we issue our guidance in or about March 1, when we report our year end 2021 results, we’ll give you some more transparency as to what those losses will be like. We’re having some discussions internally and with our auditors about further disclosures that we’ll be able to make on a quarterly basis, that will essentially separate the core imaging business from the financials of the AI Division, inclusive of DeepHealth, Aidence and Quantib.

But, for your own kind of thoughts right now, DeepHealth has been running around a $4 million to $5 million loss. We expect that to continue and be embedded in our financials. I would expect that Quantib and Aidence will add to that loss in the $10 million to $12 million range, and that’s reflective of further investments that we’re going to be making in those companies, in personnel, especially, to try to accelerate both the commercialization of new products, the further development of those products, as well as increasing the Commercial and Sales Teams of those organizations.

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So, we’ll have a lot more to talk about it financially in several weeks.

Brian Tanquilut

Awesome. Thank you, guys.

Operator

Thank you. Next, we’ll move on to Sarah James with Barclays.

Sarah James

Thank you, and congratulations. This is a very exciting strategic move on a lot of different levels. Just to follow up on the last question, as we think about it today, are these two new properties going to be revenue accretive for you, and then should they get approval in the U.S., how do you think about that revenue model working for selling externally or the efficiencies that they could offer you internally? I know you’ve talked about mammography, saving about 25% efficiencies, but I’m not sure how these compare.

Dr. Howard Berger

Good morning, and thank you, Sarah, for joining us—I’m sorry, Rebecca. The opportunities here for the commercialization will eventually over—or dominate the opportunity for RadNet from a revenue standpoint. The importance on the time savings, or the benefit for our radiologists is really twofold. One is not only to reduce the amount of time that it would take to read these scans, but also improving the accuracy.

I think, as Dr. Sorensen indicated here, all of these tools should be capable of diagnosing cancer earlier. Now, by that, I mean it’s not that the radiologists are inadequate, but, from an intuitive standpoint, cancer, which, theoretically, starts with one abnormal cell, then proliferating, should be detectable, from a programming and artificial standpoint, much earlier than the best of radiologists. The ability that we have currently in mammography to separate highly suspicious from non-suspicious mammograms, that has already led to about a 20% improvement in productivity. When it comes to prostate and lung cancer, the tools that we’re talking about will reduce the amount of time that a radiologist typically spends circling lesions, identifying them, determining size and density, and automate this process, which could reduce their workload by perhaps 50%, or more.

The backdrop of all of that is that the current shortage of radiologists qualified for these highly specialized tools will allow the current Radiologist Team to read these scans faster and more accurately, and ultimately produce benefit to RadNet from an operational standpoint.

So, I think your question is well designed, in that eventually, we hope within a couple of years, the AI Division will actually become cash flow neutral for us, as we expand to markets well beyond RadNet centers, and during this interval we will get significant improvement, from an operational standpoint, on the efficiency with which both our centers are capable of doing the exams, as well as our radiologists in improving their reading and their accuracy.

Sarah James

Great, and can you give us any guidance on what the FDA approval process looks like, what a reasonable timeframe would be for you guys to hear back on that?

Dr. Howard Berger

Greg, why don’t you respond to that?

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Dr. Gregory Sorensen

Sure, I’d be happy to. Thanks for the question. Both Aidence and DeepHealth have made submissions to the FDA in the last month or two. The FDA, typically, has its own internal 90-day clock, that under MDUFA, they promise to, essentially, get you an answer within—or an answer to 95% of the companies within 90 days. But, of course, that clock can stop, and it usually does, during kind of a month or too long Q&A period.

I think, realistically, we can’t expect the FDA to do anything this quarter, but I would say that, probably, in the next two quarters, it would be highly likely that we’ll not only have substantive engagement with the agency, but—and, of course, this is modulated by the COVID slowdown that so many groups in bureaucracy have been forced to deal with, but assuming that that doesn’t get worse, I think some time in Q2 or Q3 is when we expect to see approval of these products.

Sarah James

And last question how does Quantib and these prostate products work with what you were already developing into the prostate market?

Dr. Howard Berger

(Inaudible)

Dr. Gregory Sorensen

I think you’re referencing—or go ahead, go ahead, Howard. You might probably (inaudible), but happy to follow up.

Dr. Howard Berger

You do it, and I’ll expand if necessary.

Dr. Gregory Sorensen

Yes. When DeepHealth first became part of the RadNet family, we already had the vision that prostate would be an area of interest for us. As we described in the press release and as Dr. Berger pointed out in the initial part of the call, although prostate cancer does not have a screening paradigm with imaging, the way these other modalities do, there’s—as Arthur said, there’s very good evidence that if you’ve got cancer, or suspected to have cancer, or for some other reason you’re going to undergo biopsy, imaging is playing a critical role, and we think it’s a matter of science continuing to develop, that eventually there will be a role in certain high-risk populations for prostate cancer screening. That’s why two years ago, we already knew prostate was important.

What we get with Quantib is someone who’s been working on this for more than five years and already has a big customer base and a lot of experience. It, essentially, let’s us leapfrog the efforts we were going to do, and that was part of the attraction for us for acquiring this company and their team, very talented team.

Dr. Howard Berger

Maybe if I just amplify a little bit on this, Greg. Once we acquired DeepHealth and its mammography AI tools, the decision to expand into other significant cancers, namely, prostate, lung and colon, became a matter of buy or build, if you will, and the decision at that time, since we weren’t at all invested in prostate or lung tools, was to look for a good acquisition opportunity, or opportunities in this case, rather than build it internally ourselves.

The turnaround time for developing a product and submitting it for approval to the FDA or CE Mark in Europe is probably close to two years, between all the testing that you do before you submit to the governmental agencies and then the time that they take to finally give you approval. So, we felt that the urgency for us to take advantage of the platform that we established with DeepHealth, and rather than invest the capital to build these, to find best-of-breed in at least two of the other categories of cancer related to prostate and lung was a better way for us to invest our money and time, to buy rather than build.

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The fourth leg of this stool for colon is something at this time that we have not found anybody else doing with the type of screening tools that we think are capable today with both AI, as well as technology or equipment, and so that one, we’re beginning to develop a strategy, develop ourselves. Really, the leap into the acquisitions did not augment any development that we had internally for cancers, other than what we were already deeply involved with, breast cancer.

Sarah James

Okay, that makes a lot of sense. Thank you.

Operator

Next, we’ll take a question from Mitra Ramgopal with Sidoti.

Mitra Ramgopal

Yes, hi, good morning, and thanks for taking the questions, just a couple for me. I was just curious if you could provide a little more color on the acquisitions themselves, in terms of how the process was initiated and sort of how these two companies showed up on your radar, given that they’re both outside of the U.S. Historically, your acquisitions tended to be domestic. Also, aside from expanding the AI platform, was there a determination you also wanted to expand your geographical presence?

Dr. Howard Berger

Good morning, Mitra. Thank you. The world of artificial intelligence and the players inside of that is rather small, even on a global basis. Both of these companies have been around for seven to ten years, and so they were fairly well known in the industry as to their efforts in both of these cancer initiatives. So, as we screened the available market for acquisition opportunities, they quickly popped up on our radar. Then, along with our physician advisors internally, they helped us look at their current products and give, so to speak, a green light as to the quality of these. I’m happy that in both cases our physician advisors were very enthusiastic about not only the quality of these tools from a diagnostic standpoint, but from the relative ease of operation that will allow them greater efficiency.

The universe of people out there is relatively small. We began the process, probably, about seven months ago, back in maybe the summer, around the August timeframe, where we met with the companies and began discussions about acquiring them. Both of the companies, as you may know, were venture capital backed, so that, along with the fact that they are domiciled in the Netherlands, where both the financial, as well as legal structure can be substantially different than here in the U.S., made it a bit more of a challenge, but the challenge was actually beneficial to the Company, because we got to know the individuals more carefully, and I’m happy, and perhaps most pleased, to report that the cultural fit with these organizations, both as demonstrated by their leadership, with Mark and Arthur, as well as their Chief Technology Officers and Development Teams and Commercial Teams, are at the highest levels that we had seen. So, for us, it was an easy decision to make, but a little bit more difficult to execute. So, that’s the breadth of that.

What was the second part of your question, Mitra?

Mitra Ramgopal

Yes, Howard, the geographic presence, expanding outside of the U.S.

Dr. Howard Berger

Yes, I think the geographic opportunities really will help to further commercialize not only our artificial intelligence initiatives, but also our eRAD information technology tool. We plan on integrating these tools to be far more effective together than either is on a standalone basis, and we think that that will be a substantial offering and attraction not only outside of the U.S., but inside the U.S. where RadNet doesn’t own centers. So, this opportunity, ultimately, will be what we call capital-light, in the sense that it will not be heavily investing in equipment, but looking at ways that we, essentially, will transform a part of our business to be a tech company.

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Part of what Mark has talked about in terms of reporting the results of AI separately from the operations, and other opportunities that we have to heighten the potential value opportunity of artificial intelligence and IT platforms, will become a little bit more evident, but we do plan on expanding anywhere where these tools can provide benefit to the population, whether it’s internationally or nationally.

Mitra Ramgopal

Okay, thanks for taking the questions.

Operator

Thank you. We have no further questions at this time. I’d like to turn the call back over to your presenters today for any additional or closing remarks.

Dr. Howard Berger

Thank you, Operator, and thank you all for joining us.

This is a very important and potentially game-changing opportunity here for everybody, and I think we are making a very bold statement as to where RadNet can contribute not only, as Mark mentioned, to our current stakeholders, but stakeholders anywhere that want to try to provide better health and better outcomes for its population. Expect more to come from us as we evolve this opportunity, but recognize that RadNet, not just as a company, but as a societal opportunity, is committed to better health, and as I have said in previous conference calls, good medicine is good business.

With that, we’ll look forward to our fourth quarter earnings call in early March and further updating you on our opportunities. Thank you all and stay safe.

Operator

Thank you. That does conclude today’s teleconference. We do appreciate your participation. You may now disconnect.

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